Exhibit 99.1
January 25, 2024

Dow reports fourth quarter 2023 results
FINANCIAL HIGHLIGHTS
•GAAP loss per share was $0.15; operating earnings per share (EPS)1 was $0.43, compared to $0.46 in the year-ago period and $0.48 in the prior quarter. Operating EPS excludes significant items in the quarter, totaling $0.58 per share, primarily from a one-time non-cash settlement charge aligned to our pension de-risking plans.
•Net sales were $10.6 billion, down 10% versus the year-ago period, reflecting declines in all operating segments due to slower global macroeconomic activity. Sales were down 1% sequentially, as price and volume gains in Packaging & Specialty Plastics were more than offset by seasonal demand declines in Performance Materials & Coatings.
•Volume increased 2% versus the year-ago period, with gains across all regions except Asia Pacific, which was flat. Sequentially, volume decreased by 1%, including the impact to our Bahía Blanca, Argentina site due to a severe, unexpected storm in December.
•Local price decreased 13% year-over-year, with declines in all operating segments, due to lower feedstock and energy costs. Sequentially, local price was flat, reflecting modest gains in most regions.
•Currency increased 1% year-over-year and was flat sequentially.
•Equity losses were $7 million, compared to equity losses of $43 million in the year-ago period, primarily due to improved equity earnings at the Kuwait joint ventures. Sequentially, equity losses were flat.
•GAAP net loss was $95 million. Operating EBIT1 was $559 million, down $42 million year-over-year, primarily driven by lower prices. Sequentially, Op. EBIT was down $67 million, as gains in Packaging & Specialty Plastics were more than offset by seasonally lower volumes in Performance Materials & Coatings.
•Cash provided by operating activities – continuing operations was $1.6 billion, down $450 million year-over-year and down $30 million compared to the prior quarter. Free cash flow1 was $870 million.
•Returns to shareholders totaled $616 million in the quarter, including $491 million in dividends and $125 million in share repurchases.
•The Company delivered 2023 full year net sales of $44.6 billion compared to $56.9 billion in 2022. GAAP net income was $660 million, down from $4.6 billion in 2022. Operating EBIT was $2.8 billion, down from $6.6 billion last year. Cash provided by operating activities – continuing operations was $5.2 billion compared to $7.5 billion in 2022. The Company delivered returns to shareholders of $2.6 billion through $2 billion in dividends and $625 million in share repurchases in 2023.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Dec 31			Three Months Ended Sept 30
In millions, except per share amounts	4Q23	4Q22	vs. SQLY [B / (W)]	3Q23	vs. PQ [B / (W)]
Net Sales	$10,621	$11,859	$(1,238)	$10,730	$(109)
GAAP Income (Loss), Net of Tax	$(95)	$647	$(742)	$327	$(422)
Operating EBIT[1]	$559	$601	$(42)	$626	$(67)
Operating EBIT Margin[1]	5.3%	5.1%	20 bps	5.8%	(50) bps
Operating EBITDA[1]	$1,216	$1,255	$(39)	$1,283	$(67)
GAAP Earnings (Loss) Per Share	$(0.15)	$0.85	$(1.00)	$0.42	$(0.57)
Operating Earnings Per Share[1]	$0.43	$0.46	$(0.03)	$0.48	$(0.05)
Cash Provided by Operating Activities - Cont. Ops	$1,628	$2,078	$(450)	$1,658	$(30)

1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, Free Cash Flow and Cash Flow Conversion are non-GAAP measures. See page 5 for further discussion.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports fourth quarter 2023 results

CEO QUOTE
Jim Fitterling, chair and chief executive officer, commented on the quarter:

“In the fourth quarter, Team Dow continued to advance our strategic, financial and operational priorities in a challenging and dynamic macroeconomic environment. We saw year-over-year volume improvements in the quarter, delivered our goal of $1 billion in targeted cost actions for the year, and took actions to further de-risk our pension plans. With our continued focus on cash generation, we achieved a cash flow to EBITDA conversion of 96% in 2023, which enabled free cash flow of $870 million and returns to shareholders of $616 million in the quarter. We also hit a key milestone towards advancing our long-term Decarbonize & Grow strategy with the final investment decision for our Path2Zero project in Fort Saskatchewan, Alberta, where construction will begin this year. The strength of our balance sheet allows us to navigate the bottom of the cycle and have the strength to invest and capitalize on the next upside in the global economy.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Dec 31			Three Months Ended Sept 30
In millions, except margin percentages	4Q23	4Q22	vs. SQLY [B / (W)]	3Q23	vs. PQ [B / (W)]
Net Sales	$5,641	$6,073	$(432)	$5,454	$187
Operating EBIT	$664	$655	$9	$476	$188
Operating EBIT Margin	11.8%	10.8%	100 bps	8.7%	310 bps
Equity Earnings	$40	$56	$(16)	$50	$(10)

Packaging & Specialty Plastics segment net sales in the quarter were $5.6 billion, down 7% versus the year-ago period. Local price decreased 11% year-over-year, driven by lower prices globally. Currency increased net sales by 1%. Volume increased 3% year-over-year, led by higher packaging demand, primarily in the U.S. & Canada and Latin America. On a sequential basis, net sales increased by 3% led by higher merchant sales of hydrocarbons, as well as higher polyethylene prices in all regions.

Equity earnings were $40 million, down $16 million compared to the year-ago period and down $10 million on a sequential basis, primarily due to planned maintenance turnaround activity at the Thai joint ventures.

Operating EBIT was $664 million, an increase of $9 million compared to the year-ago period. Sequentially, Op. EBIT increased by $188 million, driven by higher integrated polyethylene margins, the impact of planned maintenance turnaround activity in the third quarter, and higher licensing revenue.

Packaging and Specialty Plastics business reported a net sales decline versus the year-ago period, as higher demand for industrial and consumer packaging in all regions was more than offset by lower polyethylene prices. Sequentially, net sales increased slightly due to higher polyethylene prices and licensing revenue, which were partially offset by reduced polyethylene supply availability.

Hydrocarbons & Energy business reported a net sales decline compared to the year-ago period, primarily driven by lower third-party power and steam sales in the U.S. & Canada and Europe, the Middle East, Africa and India (EMEAI). Sequentially, net sales increased due to higher merchant olefins and aromatics sales, primarily in the U.S. & Canada.

Dow reports fourth quarter 2023 results

Industrial Intermediates & Infrastructure

	Three Months Ended Dec 31			Three Months Ended Sept 30
In millions, except margin percentages	4Q23	4Q22	vs. SQLY [B / (W)]	3Q23	vs. PQ [B / (W)]
Net Sales	$2,948	$3,653	$(705)	$3,035	$(87)
Operating EBIT	$15	$164	$(149)	$21	$(6)
Operating EBIT Margin	0.5%	4.5%	(400) bps	0.7%	(20) bps
Equity Losses	$(57)	$(96)	$39	$(63)	$6

Industrial Intermediates & Infrastructure segment net sales were $2.9 billion, down 19% versus the year-ago period. Local price declined 17% year-over-year. Volume was down 2% year-over-year driven by reduced supply availability. On a sequential basis, net sales declined 3% as seasonal increases in deicing fluid demand and volume gains in mobility were more than offset by seasonally lower volumes in building & construction as well as local price declines, primarily in EMEAI.

Equity losses for the segment were $57 million, compared to equity losses of $96 million in the year-ago period, primarily driven by improved equity earnings at the Kuwait joint ventures. Sequentially, equity losses improved by $6 million, primarily driven by improved equity earnings at the Kuwait joint ventures, which were partly offset by reduced equity earnings at Sadara.

Operating EBIT was $15 million, compared to $164 million in the year-ago period, driven by lower local prices in both businesses and reduced supply availability in Industrial Solutions. On a sequential basis, Op. EBIT was down $6 million driven by seasonally lower volumes in building & construction which were partly offset by seasonally higher demand for deicing fluid and higher demand for mobility applications.

Polyurethanes & Construction Chemicals business reported a net sales decrease compared to the year-ago period, driven by lower prices in all geographic regions which were partly offset by broad-based business and geographic volume gains. Sequentially net sales declined, driven by lower local prices in EMEAI.

Industrial Solutions business reported a decrease in net sales compared to the year-ago period, driven by reduced supply availability due to a continued outage at Louisiana Operations, lower demand for industrial applications, and local price declines. Sequentially, net sales declined as increased catalyst sales, seasonally higher deicing fluid demand and higher demand for mobility applications were more than offset by volume declines from lower supply availability.

Performance Materials & Coatings

	Three Months Ended Dec 31			Three Months Ended Sept 30
In millions, except margin percentages	4Q23	4Q22	vs. SQLY [B / (W)]	3Q23	vs. PQ [B / (W)]
Net Sales	$1,894	$2,058	$(164)	$2,130	$(236)
Operating EBIT	$(61)	$(130)	$69	$179	$(240)
Operating EBIT Margin	(3.2)%	(6.3)%	310 bps	8.4%	(1160) bps
Equity Earnings	$6	$4	$2	$5	$1

Performance Materials & Coatings segment net sales in the quarter were $1.9 billion, down 8% versus the year-ago period. Local price decreased 12% year-over-year with declines in both businesses. Currency increased net sales by 1%. Volume was up 3% year-over-year, driven by higher volumes in project-driven building & construction end-markets. On a sequential basis, net sales were down 11%, primarily driven by seasonally lower volumes in both businesses.

Dow reports fourth quarter 2023 results

Operating EBIT was a loss of $61 million, compared to a loss of $130 million in the year-ago period, driven by lower costs as well as reduced planned maintenance turnaround activity. Sequentially, Op. EBIT decreased $240 million, primarily driven by seasonally lower volumes.

Consumer Solutions business reported a decrease in net sales versus the year-ago period, primarily driven by lower siloxanes prices. Sequentially, net sales declined, driven by softer demand and seasonally lower volumes.

Coatings & Performance Monomers business reported a decrease in net sales compared to the year-ago period, driven by local price declines which were partly offset by higher volumes, primarily in the U.S. & Canada and EMEAI. Sequentially, net sales decreased, driven by seasonally lower volumes in building & construction and traffic paint end-markets.

OUTLOOK

“In 2024, we will maintain our commitment to financial and operational discipline as we continue to navigate dynamic market conditions. While we expect softness in industrial and durable goods demand to continue in the first quarter, we are encouraged by early positive signals in areas including construction, automotive and consumer electronics,” said Fitterling. “Our strong balance sheet and cash generation give us the flexibility to cover all of our capital allocation priorities as we progress through the economic cycle and advance our Decarbonize & Grow and Transform the Waste strategies. These projects are expected to deliver more than $3 billion in underlying earnings annually by 2030. Our cost-advantaged footprint, leadership in attractive end markets, and strategic growth investments position the Company well to create long-term value.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

###

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Rachelle Schikorra
pgupta@dow.com	ryschikorra@dow.com
+1 989-638-5265	+1 989-638-4090

Dow reports fourth quarter 2023 results

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflicts between Russia and Ukraine and in the Middle East; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe, including the completion and success of its integrated ethylene cracker and derivatives facility in Alberta, Canada; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in public sentiment and political leadership; increased concerns about plastics in the environment and lack of a circular economy for plastics at scale; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflicts between Russia and Ukraine and in the Middle East; weather events and natural disasters; disruptions in Dow’s information technology networks and systems, including the impact of cyberattacks; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company's subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company (“TDCC”) assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Invested Capital ("ROC") is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Twelve Months Ended
	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Net sales	$10,621	$11,859	$44,622	$56,902
Cost of sales	9,646	10,656	39,742	48,338
Research and development expenses	213	225	829	851
Selling, general and administrative expenses	411	386	1,627	1,675
Amortization of intangibles	81	80	324	336
Restructuring and asset related charges (credits) - net	(21)	(68)	528	118
Equity in earnings (losses) of nonconsolidated affiliates	(7)	(43)	(119)	268
Sundry income (expense) - net	(482)	435	(280)	727
Interest income	43	68	229	173
Interest expense and amortization of debt discount	197	175	746	662
Income (loss) before income taxes	(352)	865	656	6,090
Provision (credit) for income taxes	(257)	218	(4)	1,450
Net income (loss)	(95)	647	660	4,640
Net income attributable to noncontrolling interests	10	34	71	58
Net income (loss) available for Dow Inc. common stockholders	$(105)	$613	$589	$4,582
	—	—	—	—
Per common share data:
Earnings (loss) per common share - basic	$(0.15)	$0.86	$0.82	$6.32
Earnings (loss) per common share - diluted	$(0.15)	$0.85	$0.82	$6.28

Weighted-average common shares outstanding - basic	703.6	709.2	705.7	721.0
Weighted-average common shares outstanding - diluted	703.6	713.0	709.0	725.6

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Dec 31, 2023	Dec 31, 2022
Assets
Current Assets
Cash and cash equivalents	$2,987	$3,886
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2023: $81; 2022: $110)	4,718	5,611
Other	1,896	2,144
Inventories	6,076	6,988
Other current assets	1,937	1,848
Total current assets	17,614	20,477
Investments
Investment in nonconsolidated affiliates	1,267	1,589
Other investments (investments carried at fair value - 2023: $1,877; 2022: $1,757)	2,740	2,793
Noncurrent receivables	438	666
Total investments	4,445	5,048
Property
Property	60,203	58,055
Less: Accumulated depreciation	39,137	37,613
Net property	21,066	20,442
Other Assets
Goodwill	8,641	8,644
Other intangible assets (net of accumulated amortization - 2023: $5,374; 2022: $5,022)	2,072	2,442
Operating lease right-of-use assets	1,320	1,227
Deferred income tax assets	1,486	960
Deferred charges and other assets	1,323	1,363
Total other assets	14,842	14,636
Total Assets	$57,967	$60,603
Liabilities and Equity
Current Liabilities
Notes payable	$62	$362
Long-term debt due within one year	117	362
Accounts payable:
Trade	4,529	4,940
Other	1,797	2,276
Operating lease liabilities - current	329	287
Income taxes payable	419	334
Accrued and other current liabilities	2,704	2,770
Total current liabilities	9,957	11,331
Long-Term Debt	14,907	14,698
Other Noncurrent Liabilities
Deferred income tax liabilities	399	1,110
Pension and other postretirement benefits - noncurrent	4,932	3,808
Asbestos-related liabilities - noncurrent	788	857
Operating lease liabilities - noncurrent	1,032	997
Other noncurrent obligations	6,844	6,555
Total other noncurrent liabilities	13,995	13,327
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2023: 778,595,514 shares; 2022: 771,678,525 shares)	8	8
Additional paid-in capital	8,880	8,540
Retained earnings	21,774	23,180
Accumulated other comprehensive loss	(7,681)	(7,139)
Treasury stock at cost (2023: 76,302,081 shares; 2022: 66,798,605 shares)	(4,374)	(3,871)
Dow Inc.’s stockholders’ equity	18,607	20,718
Noncontrolling interests	501	529
Total equity	19,108	21,247
Total Liabilities and Equity	$57,967	$60,603

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited) For the years ended Dec 31,	2023	2022
Operating Activities
Net income	$660	$4,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,611	2,758
Provision (credit) for deferred income tax	(1,222)	79
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	387	696
Net periodic pension benefit cost	548	23
Pension contributions	(142)	(235)
Net gain on sales of assets, businesses and investments	(70)	(19)
Restructuring and asset related charges - net	528	118
Other net loss	796	212
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	1,161	1,187
Inventories	844	347
Accounts payable	(734)	(1,255)
Other assets and liabilities, net	(203)	(1,065)
Cash provided by operating activities - continuing operations	5,164	7,486
Cash provided by (used for) operating activities - discontinued operations	32	(11)
Cash provided by operating activities	5,196	7,475
Investing Activities
Capital expenditures	(2,356)	(1,823)
Investment in gas field developments	(215)	(190)
Purchases of previously leased assets	(7)	(7)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	95	32
Acquisitions of property and businesses, net of cash acquired	(114)	(228)
Investments in and loans to nonconsolidated affiliates	(5)	(148)
Distributions and loan repayments from nonconsolidated affiliates	2	52
Proceeds from sales of ownership interests in nonconsolidated affiliates	63	11
Purchases of investments	(2,288)	(1,366)
Proceeds from sales and maturities of investments	1,958	747
Other investing activities, net	(61)	(50)
Cash used for investing activities	(2,928)	(2,970)
Financing Activities
Changes in short-term notes payable	(249)	253
Payments on short-term debt greater than three months	—	(14)
Proceeds from issuance of long-term debt	104	1,667
Payments on long-term debt	(446)	(1,006)
Collections on securitization programs	18	—
Purchases of treasury stock	(625)	(2,325)
Proceeds from issuance of stock	188	212
Transaction financing, debt issuance and other costs	(2)	(24)
Employee taxes paid for share-based payment arrangements	(42)	(35)
Distributions to noncontrolling interests	(89)	(83)
Dividends paid to stockholders	(1,972)	(2,006)
Cash used for financing activities	(3,115)	(3,361)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(45)	(237)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	(892)	907
Cash, cash equivalents and restricted cash at beginning of year	3,940	3,033
Cash, cash equivalents and restricted cash at end of year	$3,048	$3,940
Less: Restricted cash and cash equivalents, included in "Other current assets"	61	54
Cash and cash equivalents at end of year	$2,987	$3,886

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Packaging & Specialty Plastics	$5,641	$6,073	$23,149	$29,260
Industrial Intermediates & Infrastructure	2,948	3,653	12,538	16,606
Performance Materials & Coatings	1,894	2,058	8,497	10,764
Corporate	138	75	438	272
Total	$10,621	$11,859	$44,622	$56,902
U.S. & Canada	$3,973	$4,367	$16,640	$20,945
EMEAI [1]	3,312	3,808	14,537	19,631
Asia Pacific	2,094	2,347	8,266	10,344
Latin America	1,242	1,337	5,179	5,982
Total	$10,621	$11,859	$44,622	$56,902

Net Sales Variance by Segment and Geographic Region	Three Months Ended Dec 31, 2023				Twelve Months Ended Dec 31, 2023
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(11)%	1%	3%	(7)%	(16)%	—%	(5)%	(21)%
Industrial Intermediates & Infrastructure	(17)	—	(2)	(19)	(14)	(1)	(9)	(24)
Performance Materials & Coatings	(12)	1	3	(8)	(15)	(1)	(5)	(21)
Total	(13)%	1%	2%	(10)%	(16)%	—%	(6)%	(22)%
Total, excluding the Hydrocarbons & Energy business	(14)%	—%	3%	(11)%	(15)%	(1)%	(4)%	(20)%
U.S. & Canada	(11)%	—%	2%	(9)%	(15)%	—%	(6)%	(21)%
EMEAI [1]	(17)	2	2	(13)	(17)	—	(9)	(26)
Asia Pacific	(11)	—	—	(11)	(14)	(2)	(4)	(20)
Latin America	(12)	—	5	(7)	(17)	—	4	(13)
Total	(13)%	1%	2%	(10)%	(16)%	—%	(6)%	(22)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Dec 31, 2023
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	1%	—%	2%	3%
Industrial Intermediates & Infrastructure	(1)	(1)	(1)	(3)
Performance Materials & Coatings	(1)	(1)	(9)	(11)
Total	—%	—%	(1)%	(1)%
Total, excluding the Hydrocarbons & Energy business	—%	(1)%	(2)%	(3)%
U.S. & Canada	1%	—%	(1)%	—%
EMEAI [1]	(1)	(1)	(1)	(3)
Asia Pacific	—	(1)	2	1
Latin America	1	—	(5)	(4)
Total	—%	—%	(1)%	(1)%
1.Europe, Middle East, Africa, and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Packaging & Specialty Plastics		$664	$655	$2,700	$4,110
Industrial Intermediates & Infrastructure		15	164	124	1,418
Performance Materials & Coatings		(61)	(130)	219	1,328
Corporate		(59)	(88)	(265)	(266)
Total		$559	$601	$2,778	$6,590

Depreciation and Amortization by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Packaging & Specialty Plastics		$324	$320	$1,285	$1,396
Industrial Intermediates & Infrastructure		133	132	524	550
Performance Materials & Coatings		195	197	778	789
Corporate		5	5	24	23
Total		$657	$654	$2,611	$2,758

Operating EBITDA by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Packaging & Specialty Plastics		$988	$975	$3,985	$5,506
Industrial Intermediates & Infrastructure		148	296	648	1,968
Performance Materials & Coatings		134	67	997	2,117
Corporate		(54)	(83)	(241)	(243)
Total		$1,216	$1,255	$5,389	$9,348

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Packaging & Specialty Plastics		$40	$56	$130	$359
Industrial Intermediates & Infrastructure		(57)	(96)	(276)	(91)
Performance Materials & Coatings		6	4	20	10
Corporate		4	(7)	7	(10)
Total		$(7)	$(43)	$(119)	$268

Reconciliation of "Net Income (Loss)" to "Operating EBIT"	Three Months Ended			Twelve Months Ended
In millions (Unaudited)	Sep 30, 2023	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Net income (loss)	$327	$(95)	$647	$660	$4,640
+ Provision (credit) for income taxes	90	(257)	218	(4)	1,450
Income (loss) before income taxes	$417	$(352)	$865	$656	$6,090
- Interest income	44	43	68	229	173
+ Interest expense and amortization of debt discount	192	197	175	746	662
- Significant items	(61)	(757)	371	(1,605)	(11)
Operating EBIT (non-GAAP)	$626	$559	$601	$2,778	$6,590

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Dec 31, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(352)	$(105)	$(0.15)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(53)	(41)	(0.05)	Cost of sales ($55 million); R&D ($1 million); SG&A ($18 million); offset by Restructuring and asset related charges - net ($21 million)
Litigation related charges, awards and adjustments [5]	106	87	0.12	Sundry income (expense) - net
Argentine peso devaluation [6]	(177)	(67)	(0.09)	Cost of sales ($68 million); Sundry income (expense) - net ($109 million)
Pension settlement charges [7]	(642)	(493)	(0.70)	Sundry income (expense) - net
Indemnifications and other transaction related costs [8]	9	9	0.01	Sundry income (expense) - net
Income tax related items [9]	—	94	0.13	Provision for income taxes
Total significant items	$(757)	$(411)	$(0.58)
Operating results (non-GAAP)	$405	$306	$0.43

Significant Items Impacting Results for the Three Months Ended Dec 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$865	$613	$0.85
Less: Significant items
Digitalization program costs	(76)	(64)	(0.09)	Cost of sales ($62 million); R&D ($2 million); SG&A ($12 million)
Restructuring, implementation costs and asset related charges - net [10]	(9)	(7)	(0.01)	Cost of sales ($7 million); R&D ($1 million); SG&A ($1 million)
Russia / Ukraine conflict charges [11]	68	56	0.08	Restructuring and asset related charges - net
Litigation related charges, awards and adjustments [12]	381	288	0.40	Sundry income (expense) - net
Indemnifications and other transaction related costs [8]	7	7	0.01	Sundry income (expense) - net
Total significant items	$371	$280	$0.39
Operating results (non-GAAP)	$494	$333	$0.46
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program, partially offset by a credit from a prior restructuring program.
5.Related to a gain associated with a legal matter with Nova Chemicals Corporation.
6.Foreign currency losses and inventory valuation impacts related to the devaluation of the Argentine peso by the Argentina government in December 2023.
7.Non-cash settlement charges related to the purchase of nonparticipating group annuity contracts for certain Company pension plans in the United States and Canada.
8.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
9.Related to deferred tax assets in a foreign jurisdiction partially offset by an adjustment to certain foreign tax reserves.
10.Includes restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program.
11.Partial reversal of certain asset related reserves recorded in the first quarter of 2022 related to the conflict between Russia and Ukraine.
12.Related to a gain associated with a legal matter with Nova Chemicals Corporation and a gain related to an adjustment of the Dow Silicones breast implant liability.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$656	$589	$0.82
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(741)	(583)	(0.81)	Cost of sales ($170 million); R&D ($4 million); SG&A ($69 million); Restructuring and asset related charges - net ($528 million); offset by Sundry income (expense) - net ($30 million)
Litigation related charges, awards and adjustments [5]	(71)	(51)	(0.07)	Cost of sales ($177 million); offset by Sundry income (expense) - net ($106 million)
Argentine peso devaluation [6]	(177)	(67)	(0.09)	Cost of sales ($68 million); Sundry income (expense) - net ($109 million)
Pension settlement charges [7]	(642)	(493)	(0.70)	Sundry income (expense) - net
Indemnifications and other transaction related costs [8]	26	29	0.04	Sundry income (expense) - net
Income tax related items [9]	—	151	0.21	Provision for income taxes
Total significant items	$(1,605)	$(1,014)	$(1.42)
Operating results (non-GAAP)	$2,261	$1,603	$2.24

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$6,090	$4,582	$6.28
Less: Significant items
Digitalization program costs	(230)	(183)	(0.25)	Cost of sales ($199 million); R&D ($6 million); SG&A ($25 million)
Restructuring, implementation costs and asset related charges - net [10]	(40)	(32)	(0.04)	Cost of sales ($30 million); R&D ($6 million); SG&A ($4 million)
Russia / Ukraine conflict charges [11]	(118)	(86)	(0.11)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(8)	(6)	(0.01)	Sundry income (expense) - net
Litigation related charges, awards and adjustments [12]	381	288	0.40	Sundry income (expense) - net
Indemnifications and other transaction related costs [8]	4	4	0.01	Sundry income (expense) - net
Income tax related items	—	25	0.03	Provision for income taxes
Total significant items	$(11)	$10	$0.03
Operating results (non-GAAP)	$6,101	$4,572	$6.25
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program, partially offset by a credit from a prior restructuring program. Also includes certain gains and losses associated with previously impaired equity investments.
5.Includes a loss associated with legacy agricultural products groundwater contamination matters, partially offset by a gain associated with a legal matter with Nova Chemicals Corporation.
6.Foreign currency losses and inventory valuation impacts related to the devaluation of the Argentine peso by the Argentina government in December 2023.
7.Non-cash settlement charges related to the purchase of nonparticipating group annuity contracts for certain Company pension plans in the United States and Canada.
8.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
9.Related to deferred tax assets in a foreign jurisdiction partially offset by a remeasurement of uncertain tax positions, and an adjustment to certain foreign tax reserves.
10.Includes restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program.
11.Asset related charges including inventory write-downs, bad debt reserves, and impairments of other assets related to the conflict between Russia and Ukraine.
12.Related to a gain associated with a legal matter with Nova Chemicals Corporation and a gain related to an adjustment of the Dow Silicones breast implant liability.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$417	$302	$0.42
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(82)	(64)	(0.09)	Cost of sales ($52 million); R&D ($1 million); SG&A ($29 million)
Indemnification and other transaction related costs [5]	21	21	0.03	Sundry income (expense) - net
Total significant items	$(61)	$(43)	$(0.06)
Operating results (non-GAAP)	$478	$345	$0.48
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program.
5.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Reconciliation of Free Cash Flow	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Cash provided by operating activities - continuing operations (GAAP)	$1,628	$2,078	$5,164	$7,486
Capital expenditures	(758)	(599)	(2,356)	(1,823)
Free Cash Flow (non-GAAP)	$870	$1,479	$2,808	$5,663

Reconciliation of Cash Flow Conversion	Three Months Ended
	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023
In millions (Unaudited)
Cash provided by operating activities - continuing operations (GAAP)	$531	$1,347	$1,658	$1,628
Net income (loss) (GAAP)	$(73)	$501	$327	$(95)
Cash flow from operations to net income (GAAP) [1]	N/A	268.9%	507.0%	N/A
Cash flow from operations to net income - trailing twelve months (GAAP)				782.4%
Operating EBITDA (non-GAAP)	$1,356	$1,534	$1,283	$1,216
Cash Flow Conversion (Cash flow from operations to Operating EBITDA) (non-GAAP)	39.2%	87.8%	129.2%	133.9%
Cash Flow Conversion - trailing twelve months (non-GAAP)				95.8%
1.Cash flow from operations to net income is not applicable for the first and fourth quarters of 2023 due to a net loss for the period.